Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sportsman’s Warehouse Holdings, Inc.

We have issued our reports dated April 13, 2023, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Sportsman’s Warehouse Holdings, Inc. and subsidiaries on Form 10-K for the year ended January 28, 2023. We consent to the incorporation by reference of said reports in the Registration Statements of Sportsman’s Warehouse Holdings, Inc. and subsidiaries on Forms S-8 (File Nos. 333-206632, 333-195338, and 333-233569) and Form S-3 (File No. 333-224421).

/s/GRANT THORNTON LLP

Salt Lake City, Utah

April 13, 2023